Exhibit 10.3.1

RETENTION COMPENSATION AGREEMENT

In consideration of the mutual desire of Coldwater Creek, Inc. (“CWC”) and                          (“Employee”) to provide for certain retention compensation incentives in their employment relationship, the parties agree to the terms and conditions herein.

Employee is eligible for participation in CWC’s existing incentive bonus program, a copy of which is attached hereto as Exhibit A. In addition to the bonus incentive set forth in Exhibit A, Employee shall be eligible for a retention compensation payment in the amount of $                        /year, which will be due and payable in a gross sum on                         , less any applicable withholding taxes, if the following conditions are fully satisfied:

a.	Employee must remain actively employed by CWC through . No compensation shall be due and owing under the terms of this Agreement if Employee is not employed by CWC on regardless of the reason employment may end prior to such date.

b.	Employee will devote his best efforts, energies and skills to the discharge of the duties and responsibilities of his position, and must obtain reviews within the range of “meets expectations” through .

c.	CWC’s profit must be at least two-thirds (2/3) of the company’s planned net income projected through based on the most recent 3 year business plan as of this document.

2.    Either CWC or Employee may terminate the employment relationship at any time. This Agreement does not prevent Employee from seeking employment elsewhere, but is intended to reward Employee for his willingness to continue employment with CWC.

3.    No amendment or modification of this agreement shall be valid or effective unless in writing and signed by each party.

4.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter of any retention compensation payment.

Employee signature	Date

Dennis Pence Coldwater Creek, Inc. Chairman of the Board	Date

The following table summarizes the three-year Retention Compensation Agreements that the Company currently is a party to as of the date of the filing of this Annual Report on Form 10-K:

Name	Title	Total compensation	Date to be paid (1)
Georgia Shonk-Simmons	President and Chief Merchandising Officer	$1,425,000	September 1, 2005
Mel Dick	Executive Vice President and Chief Financial Officer	225,000	April 30, 2006
Dan Griesemer	Senior Vice President of Retail	300,000	September 1, 2005
Karen Reed	Senior Vice President of Marketing	225,000	April 30, 2006
Six non-executive employees	Various titles	675,000	Various (3)

(1)	The amounts will be paid contingent upon the employee and the Company achieving the performance criteria as specified in the above sample agreement.

(2)	Five of the agreements with the non-executive employees will be contingently paid out, as discussed in note (1) above, on April 30, 2006. The remaining one agreement with a non-executive employee will be paid out, as discussed in note (1) above, on September 1, 2005.

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